Exhibit 3.1

ARTICLES OF INCORPORATION OF

WEYERHAEUSER COMPANY

ARTICLE I

The name of this corporation shall be “Weyerhaeuser Company.”

ARTICLE II

The purposes for which this corporation is organized are:

1. To engage in any form of mining, manufacturing, mercantile, financial, transportation, real estate, recreation or service enterprise not contrary to law.

2. Without limiting the generality of the foregoing, to engage in:

(a) The construction, maintenance and operation of logging roads, chutes, flumes, and artificial watercourses or waterways and other ways for the transportation of logs and other timber products;

(b) Catching, booming, sorting, rafting and holding logs, lumber or other timber products;

(c) Clearing out and improvement of rivers and streams and driving, sorting, holding and delivering logs and other timber products;

(d) Constructing, operating or maintaining telegraph, telephone and other communication or electronic facilities; and

(e) Building, equipping and operating railway, road or bridge, canal, airport or other forms of land, water and air transportation facilities.

ARTICLE III

1. The aggregate number of shares which this corporation is authorized to issue shall be 1,407,000,000, consisting of 7,000,000 preferred shares having a par value of $1.00 per share, 40,000,000 preference shares having a par value of $1.00 per share, and 1,360,000,000 common shares having a par value of $1.25 per share. Shares redeemed, purchased or otherwise reacquired, or surrendered to the corporation on conversion, shall have the status of authorized and unissued shares of the class of which they were a part when initially issued and may be reissued as part of the same or a different series of the same class of which they were a part when initially issued; unless, as part of the action of the Board of Directors taken to create any series, the Board of Directors restricts the right of reissuance, in which case such restricted right will be operative. Each two common shares having a par value of $1.875 per share heretofore authorized and issued is hereby changed into three common shares having a par value of $1.25 per share.

2. The Board of Directors is expressly vested with authority to divide the preferred shares and the preference shares into series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. All preferred shares shall be identical and all preference shares shall be identical, except in each case as to the following relative rights and preferences, as to which the Board of Directors may fix and determine variations among the different series of each class:

(a) The rate of dividend;

(b) Whether shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;

(c) The amount payable upon shares in the event of voluntary and involuntary liquidation, provided that the aggregate amount so payable with respect to all series of preferred shares shall not exceed $350,000,000;

(d) Sinking fund provisions, if any, for the redemption or purchase of shares;

(e) The terms and conditions, if any, on which shares may be converted;

(f) If permitted by the laws of the State of Washington, voting rights, if any.

3. The preferences, limitations and relative rights of the preferred shares of each series, the preference shares of each series and the common shares are as follows:

(a) Out of the funds of the corporation legally available for payment of dividends, the holders of the preferred shares of each series and the preference shares of each series shall be entitled to receive, when and as declared by the Board of Directors, cumulative dividends at the rate determined by the Board of Directors for such series, and no more. Dividends on the preferred shares and the preference shares shall accrue on a daily basis from such date as may be fixed by the Board of Directors for any series. Unless dividends at the rate prescribed for each series of preferred shares shall have been declared and paid or set apart for payment in full on all outstanding preferred shares for all past dividend periods and the current dividend period, no dividends shall be declared or paid upon any class of shares ranking as to dividends subordinate to the preferred shares, and no sum or sums shall be set aside for the redemption of preferred shares of any series (including any sinking fund payment therefor) or for the purchase, redemption (including any sinking fund payment therefor) or other acquisition for value of any class or series of shares ranking as to dividends or assets on a parity with or subordinate to any such series of preferred shares. Unless dividends at the rate prescribed for each series of preference shares shall have been declared and paid or set apart for payment in full on all outstanding preference shares for all past dividend periods and the current dividend period, no dividends shall be declared or paid upon any class of shares ranking as to dividends subordinate to the preference shares, and no sum or sums shall be set aside for the redemption of preference shares of any series (including any sinking fund payment therefor) or for the purchase, redemption (including any sinking fund payment therefor) or other acquisition for value of any class or series of shares ranking as to dividends or assets on a parity with or subordinate to any such series of preference shares. Accrued and unpaid dividends on the preferred shares and on the preference shares shall not bear interest.

(b) Out of any funds of the corporation legally available for dividends and remaining after full cumulative dividends upon all series of preferred shares and preference shares then outstanding shall have been paid or set apart for payment for all past dividend periods and the current dividend period, then, and not otherwise, the Board of Directors may declare and pay or set apart for payment dividends on the common shares, and the holders of preferred shares and preference shares shall not be entitled to share therein.

(c) In the event of voluntary or involuntary liquidation of the corporation, before any distribution of the assets shall be made to the holders of any class of shares ranking as to assets subordinate to the preferred shares, the holders of the preferred shares of each series shall be entitled to receive out of the assets of the corporation available for distribution to its shareholders the sum of (i) the amount per share determined by the Board of Directors as provided in paragraph 2(c) of this Article III, and (ii) the amount per share equal to all accrued and unpaid dividends thereon, such sum constituting the “preferential amount” for the preferred shares. If, in the event of such liquidation, the assets of the corporation available for distribution to its shareholders shall be insufficient to permit full payment to the holders of the preferred shares of each series of their respective preferential amounts, then such assets shall be distributed ratably among such holders in proportion to their respective preferential amounts. In the event of such liquidation, subject to such right of the holders of the preferred shares of each series, but before any distribution of the assets shall be made to the holders of any class of shares ranking as to assets subordinate to the preference shares, the holders of the preference shares of each series shall be entitled to receive out of the assets of the corporation available for distribution to its shareholders the sum of (i) the amount per share determined by the Board of Directors as provided in paragraph 2(c) of this Article III, and (ii) the amount per share equal to all accrued and unpaid dividends thereon, such sum constituting the “preferential amount” for the preference shares. If, in the event of such liquidation, after full payment of the preferential amounts of the preferred shares of each series, the assets of the corporation available for distribution to its shareholders shall be insufficient to permit full payment to the holders of the preference shares of each series of their respective preferential amounts, then such assets shall be distributed ratably among such holders in proportion to their respective preferential amounts. If, in the event of such liquidation, the holders of the preferred shares of each series and the preference shares of each series shall have received full payment of their respective preferential amounts, the holders of the common shares shall be entitled, to the exclusion of the holders of the preferred shares of each series and the preference shares of each series, to share ratably in all remaining assets of the corporation available for distribution to shareholders. Neither the consolidation nor merger of the corporation with or into any other corporation or corporations, the sale or lease of all or substantially all of the assets of the corporation, nor the merger or consolidation of any other corporation into and with the corporation, shall be deemed to be a voluntary or involuntary liquidation.

(d) Each outstanding preferred share shall be entitled to one vote, not as a class, on each matter submitted to a vote at a meeting of shareholders, and the holders of preference shares shall have no voting rights except as provided in this Article III, provided, however, that if the Board of Directors is permitted by law to vary voting rights as between series of a class, and does in fact do so, then the voting rights of any series of either class shall be those determined by the Board of Directors under paragraph 2(f) of this Article III. Notwithstanding the foregoing: (i) as long as any preferred shares shall be outstanding, the corporation will not, without the affirmative vote or consent in writing of at least two-thirds of the outstanding preferred shares, amend these

Articles of Incorporation for the purpose of, or take any other action to, (A) increase the aggregate number of preferred shares or shares of any other class ranking as to dividends or assets on a parity with or prior to the preferred shares, (B) change the designations, preferences, limitations, voting or other relative rights of the preferred shares or of any outstanding series of preferred shares, (C) effect an exchange, reclassification or cancellation of all or part of the preferred shares, (D) change the preferred shares into the same or a different number of shares, with or without par value of the same or any other class, or (E) cancel or otherwise affect dividends on the shares of any series of preferred shares which have accrued but have not been declared, and (ii) as long as any preference shares shall be outstanding, the corporation will not, without the affirmative vote or consent in writing of at least two-thirds of the outstanding preference shares, amend these Articles of Incorporation for the purpose of, or take any other action to, (A) increase the aggregate number of preferred or preference shares or shares of any other class ranking as to dividends or assets on a parity with or prior to the preference shares, (B) change the designations, preferences, limitations, voting or other relevant rights of the preference shares or of any outstanding series of preference shares, (C) effect an exchange, reclassification or cancellation of all or part of the preference shares, (D) change the preference shares into the same or a different number of shares, with or without par value, of the same or another class, or (E) cancel or otherwise affect dividends on the shares of any series of preference shares which have accrued but have not been declared.

(e) Whenever dividends on the preferred shares shall be in arrears in an aggregate amount equal to at least six quarterly dividends thereon, whether or not consecutive, then the holders of the preferred shares, voting as a class, shall be exclusively entitled to elect two additional directors beyond the number specified in the bylaws to be elected from time to time by all shareholders and beyond the number specified in this paragraph (e) to be elected by holders of the preference shares. Whenever dividends on the preference shares shall be in arrears in an aggregate amount equal to at least six quarterly dividends thereon, whether or not consecutive, then the holders of the preference shares, voting as a class, shall be exclusively entitled to elect two additional directors beyond the number specified in the bylaws to be elected from time to time by all shareholders and beyond the number specified in this paragraph (e) to be elected by holders of the preferred shares.

(f) At any time when the holders of a class of shares become entitled as a class to elect additional directors pursuant to paragraph 3(e) of this Article III (the “special voting rights”), the maximum authorized number of members of the Board of Directors shall automatically be increased by the number of such directors specified in such paragraph 3(e) and the vacancies so created shall be filled only by vote of the holders of such class as hereinafter set forth. Whenever the special voting rights of a class shall have vested, such rights may be exercised initially either at a special meeting of the holders of such class called as hereinafter provided or at any annual meeting of shareholders held for the purpose of electing directors, and thereafter at such annual meetings. If, at the time of the vesting of the special voting rights of a class, the date fixed for the next annual meeting of shareholders is not within 90 days of such time, the president of the corporation shall call a special meeting of the holders of such class. Such special meeting shall be held at the earliest practicable date upon the notice required and at the place designated for annual meetings of shareholders. If such special meeting shall not be called by the president within 20 days after the special voting rights of such class shall have vested, holders of not less than one-tenth of the shares of such class entitled to vote at such special meeting may call such special meeting at the expense of the corporation. Any holder of shares of a class, the special voting rights for which shall have vested, shall have access to the appropriate share ledger of the corporation for the purpose of causing such special meeting to be so called. At any annual meeting of shareholders or at any special meeting at which the holders of a class of shares shall have special voting rights, 20% of the shares of such class entitled to special voting rights, represented in person or by proxy, shall constitute a quorum for such class. At any such meeting or adjournment thereof, (i) the absence of a quorum of a class of shares having special voting rights shall not prevent the election of directors, if any, to be elected pursuant to other special voting rights or pursuant to other than special voting rights, and the absence of a quorum of shares for the election of directors pursuant to other than special voting rights shall not prevent the election of directors pursuant to special voting rights, and (ii) in the absence of one or more of such quorums, a majority of the holders, represented in person or by proxy, of each class of shares which lacks a quorum shall have power to adjourn the meeting for the election of directors which they are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum shall be present. If the office of any director elected pursuant to the special voting rights of a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining director or directors elected pursuant to the special voting rights of such class shall choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. The special voting rights of a class shall continue until all arrears in payment of quarterly dividends on such class shall have been paid and the dividends thereon for the current quarter shall have been declared and paid or set apart for payment. Upon any termination of the special voting rights of a class, the term of office of the directors then in office elected pursuant thereto shall terminate immediately and the maximum authorized number of members of the Board of Directors shall automatically be reduced accordingly.

(g) Subject to any applicable provision of law or this Article III, the corporation shall have the right to purchase, or otherwise reacquire, at public or private sale or otherwise any shares of any class, except that no preferred shares shall be purchased unless dividends on all preferred shares have been declared and paid or set apart for payment in full for all past dividend periods and no preference shares shall be purchased unless dividends on all preference shares have been declared and paid or set apart for payment in full for all past dividend periods.

4. The Board of Directors may from time to time authorize the issuance of shares of this corporation, whether now or hereafter authorized, without first offering such shares to the shareholders of this corporation.

ARTICLE IV

The time of the existence of this corporation shall be perpetual.

ARTICLE V

1. The business and affairs of the corporation shall be managed under the direction of a Board of Directors consisting of not fewer than nine (9) nor more than thirteen (13) directors, the exact number to be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. Whenever used in these Articles of Incorporation, the phrase “entire Board of Directors” shall mean that number of directors fixed by the most recent resolution adopted pursuant to the preceding sentence prior to the date as of which a determination of the number of directors then constituting the entire Board of Directors shall be relevant for any purpose under these Articles of Incorporation At each annual meeting of shareholders of the corporation, the successors to each director whose term expires at that meeting shall be elected to hold office for a term expiring at the next annual meeting of shareholders.

2. Any vacancy occurring in the Board of Directors and any newly created directorship resulting from any increase in the number of directors shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

3. Any director may be removed from office with or without cause only by the affirmative vote of the holders of a majority of the voting capital stock

4. Advance notice of nominations for the election of directors, other than by the Board of Directors or a committee thereof, shall be given within the time and in the manner provided in the bylaws.

5. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of preferred or preference shares or of any other class or series of shares issued by the corporation shall have the right, voting separately by class or series, to elect directors under specified circumstances, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Articles of Incorporation applicable thereto, and such directors so elected shall not be classified pursuant to this Article V.

ARTICLE VI

In all elections for directors, every shareholder shall have the right to vote in person or by proxy the number of shares of stock held by him for as many persons as there are directors to be elected. No cumulative voting for directors shall be permitted.

ARTICLE VII

Bylaws may be adopted, altered, amended or repealed or new bylaws enacted by the affirmative vote of a majority of the entire Board of Directors (if notice thereof is contained in the notice of the meeting at which such vote is taken or if all directors are present) or at any regular meeting of the shareholders (or at any special meeting thereof duly called for that purpose) by the affirmative vote of a majority of the shares represented and entitled to vote at such meeting (if notice thereof is contained in the notice of such meeting).

ARTICLE VIII

Notwithstanding any other provisions of law, these Articles of Incorporation (except as hereinafter provided) or the bylaws of the corporation, the affirmative vote of a majority of the entire Board of Directors and the affirmative vote of the holders of at least a majority of the votes entitled to be cast by the holders of all shares entitled to vote generally in the election of directors, voting together as a single class, shall be sufficient to approve any alteration, amendment or repeal of, or adoption of these Articles of Incorporation.

ARTICLE IX

Except as otherwise required by law and subject to the rights of the holders of any class of shares having a preference over the common shares as to dividends or upon liquidation, special meeting of shareholders of the corporation may be called by (i) the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors or (ii) upon the written request of the holders of at least twenty-five percent of the outstanding voting stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting in accordance with the requirements set forth in the Bylaws of the corporation.

ARTICLE X

To the full extent the Washington Business Corporation Act permits the limitation or elimination of liability of directors, a director of this corporation shall not be personally liable to this corporation or its shareholders for monetary damages for conduct as a director, provided that, except as provided in the next succeeding sentence, this provision shall not eliminate or limit liability of the director (i) for acts or omissions that involve intentional misconduct by the director or a knowing violation of law by the director, (ii) for conduct violating Section 23B.08.310 of the Washington Business Corporation Act or any successor provision, or (iii) for any transaction from which the director will personally receive a benefit in money, property or service to which the director is not legally entitled. If the Washington Business Corporation Act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the Washington Business Corporation Act, as so amended. Any repeal or modification of this Article by the shareholders of this corporation shall not adversely affect any right or protection of a director of this corporation, for or with respect to any action or omission of such director occurring prior to such amendment or repeal, existing at the time of such repeal or modification.

ARTICLE XI

This corporation may indemnify, including the making of advances of expenses and the making of contracts with directors with respect to indemnity, and may purchase and maintain insurance for, its directors, officers, trustees, employees, and other persons and agents, and (without limiting the generality of the foregoing) shall indemnify its directors, including the making of advances of expenses, against all liability, damage and expenses arising from or in connection with service for, employment by, or other affiliation with this corporation or other firms or entities to the maximum extent and under all circumstances permitted by law as then in effect.

Pursuant to Section 23B.08.560(2) of the Washington Business Corporation Act or any successor provision, the procedures for indemnification and the advancement of expenses set forth in the bylaws of the corporation are in lieu of the procedures requires by Section 23B.08.550 of the Washington Business Corporation Act or any successor provision.

ARTICLE XII

1. DEFINITIONS. For the purpose of this Article XII, the following terms shall have the following meanings:

“Aggregate Stock Ownership Limit” means, with respect to any Person, other than an Excepted Holder, 9.9% , in number of shares or value, of the outstanding shares of any class or series of Capital Stock, with such percentage being subject to adjustment pursuant to Sections 2.7(b) and 2.7(c) of this Article XII. In applying this Article XII, any questions as to value of any outstanding shares of any class or series of Capital Stock shall be resolved by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

“Beneficial Owner” means, with respect to any shares of Capital Stock, (i) any Person who owns such shares of Capital Stock, whether directly or indirectly, (ii) any Person for whose benefit such shares of Capital Stock are held through a nominee, (iii) any Person who would be treated as the owner of such shares of Capital Stock through the application of Section 544 of the Code, as modified by Section 856(h) of the Code, including, without limitation, interests that are issuable by this corporation pursuant to options, warrants or conversion rights, (iv) any Person who has, or would be considered to have, beneficial ownership (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such shares of Capital Stock or (v) any Person who exercises “investment discretion,” within the meaning of Rule 13f-1(b) under the Exchange Act, with respect to such shares of Capital Stock. The terms “Beneficially Own,” “Beneficially Owned,” “Beneficial Ownership,” “Beneficially Owning,” and “Beneficially Owns” have correlative meanings. All shares of Capital Stock Beneficially Owned by any Person, regardless of the form which such Beneficial Ownership takes, shall be aggregated in calculating the number of shares Beneficially Owned by such Person.

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the state of Washington are authorized or required by law, regulation or executive order to close.

“Capital Stock” means all classes or series of equity shares of this corporation, including, without limitation, common shares, preferred shares and preference shares.

“Charitable Beneficiary” means one or more beneficiaries of a Trust as determined pursuant to Section 3 of this Article XII.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. References herein to particular sections of the Code shall be deemed to include applicable successor provisions to such sections.

“Constructive Ownership” means ownership of any shares of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including, without limitation, indirect ownership through a nominee), including, without limitation, interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively,” “Constructively Own,” “Constructively Owned,” and “Constructively Owns” have the correlative meanings.

“Event” has the meaning set forth in Section 2.1(b)(1) of this Article XII.

“Excepted Holder” means any Beneficial Owner or Constructive Owner of any shares of Capital Stock for whom an Excepted Holder Limit is created by the Board of Directors pursuant to Section 2.7 of this Article XII.

“Excepted Holder Limit” means the ownership limit established by the Board of Directors pursuant to Section 2.7 of this Article XII. An Excepted Holder Limit shall be subject to adjustment pursuant to Section 2.7 of this Article XII. An Excepted Holder Limit may be expressed, in the discretion of the Board of Directors, as one or more percentages or numbers of shares of Capital Stock, and may apply with respect to one or more classes or series of Capital Stock, or to all classes or series of Capital Stock in the aggregate.

“Initial Date” means the date on which these Articles of Amendment are accepted for record by the Secretary of State of the State of Washington; provided, however, that following any Restriction Termination Date, the term “Initial Date” means the date the Board of Directors determines that it is in the best interests of this corporation to attempt to qualify or requalify as a REIT.

“Market Price” means, with respect to any date and any class or series of outstanding shares of Capital Stock, the Closing Price for such shares of Capital Stock on such date. The “Closing Price” means, with respect to any day and any class or series of outstanding shares of Capital Stock, the last sale price for such shares of Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares of Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares of Capital Stock are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares of Capital Stock are listed or admitted to trading or, if such shares of Capital Stock are not listed or admitted or trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares of Capital Stock are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares of Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such shares of Capital Stock, the fair market value of such shares of Capital Stock, as determined in good faith by the Board of Directors.

“NYSE” means the New York Stock Exchange.

“Person” means an individual, corporation, partnership, limited liability company, estate, trust (including, without limitation, a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity or any government or agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act. “Person” does not include an underwriter that participates in a public offering of any shares of Capital Stock for a period of 25 days following the purchase by such underwriter of such shares of Capital Stock.

“Prohibited Owner” means, with respect to any purported Transfer or Event, any Person who, but for the provisions of Section 2.1 of this Article XII, would Beneficially Own or Constructively Own additional shares of Capital Stock, and if appropriate in the context, also means any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

“REIT” means a real estate investment trust within the meaning of Section 856 of the Code.

“Restriction Termination Date” means the first day after any Initial Date on which the Board of Directors determines that it is no longer in the best interest of this corporation to attempt to, or continue to, qualify as a REIT, or that compliance by holders of Capital Stock with each of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock as provided in this Article XII is no longer in the best interests of this corporation.

“Transfer” means any direct or indirect sale, transfer, conveyance, gift, assignment, devise or other disposition by a Person, other than this corporation, that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Capital Stock including, without limitation, (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for any shares of Capital Stock or any interest in any shares of Capital Stock or any exercise of any such conversion or exchange right and (iii) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership, in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” have the correlative meanings.

“Treasury Regulations” means the regulations promulgated by the Secretary of the Treasury under the Code.

“Trust” means any charitable trust to which Sections 2.1(b) and 3 of this Article XII refer.

“Trustee” means any Person acting as trustee of a Trust.

2. RESTRICTIONS ON OWNERSHIP OF CAPITAL STOCK

2.1 Ownership Limitations. During the period commencing on the Initial Date and ending on the Restriction Termination Date:

(a) Basic Restrictions.

(1) Except as provided in Section 2.7 of this Article XIII, no Person, other than an Excepted Holder, may Beneficially Own or Constructively Own any shares of Capital Stock equal to or in excess of the Aggregate Stock Ownership Limit, and no Excepted Holder may Beneficially Own or Constructively Own any shares of Capital Stock equal to or in excess of the Excepted Holder Limit for such Excepted Holder.

(2) No Person may Beneficially Own shares of Capital Stock if such Beneficial Ownership of Capital Stock would result in this corporation (i) being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or (ii) otherwise failing to qualify as a REIT.

(3) No Person may Constructively Own shares of Capital Stock if such Constructive Ownership would result in this corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by this corporation from such tenant would cause this corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code.

(4) No Person may Transfer any Beneficial Ownership or Constructive Ownership of shares of Capital Stock, if, as a result of such Transfer, the Capital Stock would be beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code).

(5) No Person may Constructively Own shares of Capital Stock if such Constructive Ownership of Capital Stock would result in this corporation not being a “domestically controlled” REIT within the meaning of Section 897(h) of the Code.

(6) No Person may Beneficially Own shares of Capital Stock if such Beneficial Ownership of Capital Stock would result in this corporation being “pension-held” within the meaning of Section 856(h)(3)(D) of the Code.

(b) Transfer in Trust.

(1)(A) If there is any purported Transfer of shares of Capital Stock (whether or not such purported Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) or other purported event not constituting a Transfer (an “Event”) which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of any provision of Section 2.1(a) of this Article XII, then that number of shares of Capital Stock the Beneficial or Constructive Ownership of which would otherwise cause such violation (rounded to the nearest whole share) shall automatically be transferred to one or more Trusts for the benefit of a Charitable Beneficiary, as described in Section 3 of this Article XII, effective as of the close of business on the Business Day prior to the date of such purported Transfer or Event, and such Person shall acquire no rights in such shares, except as set forth in Section 3 of this Article XII.

(B) If the transfer to the Trust or Trusts described in clause (A) of this Section 2.1(b)(1) would not be effective for any reason to prevent the violation of any provision of Section 2.1(a) of this Article XII, then the Transfer of that number of shares of Capital Stock that otherwise would cause a violation of any provision of Section 2.1(a) of this Article XII shall be void ab initio, and the intended transferee shall acquire no rights in or to such shares of Capital Stock.

(2) In determining which shares of Capital Stock are to be transferred to a Trust in accordance with this Section 2.1(b) and Section 3 of this Article XII, such shares of Capital Stock shall be so transferred to a Trust in such manner as minimizes the aggregate value of such shares of Capital Stock that are transferred to the Trust (except to the extent that the Board of Directors determines that such shares of Capital Stock transferred to the Trust shall be those Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 2.1(b)), and to the extent not inconsistent therewith, on a pro rata basis.

(3) If, upon any transfer of shares of Capital Stock to a Trust pursuant to this Section 2.1(b), a violation of any provision of Section 2.1(a) of this Article XII would nonetheless be continuing, then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 2.1(a) of this Article XII.

2.2 Remedies for Breach. If the Board of Directors determines, at any time, in good faith that a Transfer or Event has taken place that results in a violation of any provision of Section 2.1(a) of this Article XII, or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of any provision of Section 2.1(a) of this Article XII (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Event (or any Transfer or Event related to such intent), including, without limitation, causing this corporation to redeem shares, refusing to give effect to such Transfer on the books of this corporation, or instituting proceedings to enjoin such Transfer or Event; provided, however, that any Transfer or attempted Transfer or Event in violation of any provision of Section 2.1(a) of this Article XII shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer or Event shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of any provision of Section 2.1(a) of this Article XII, or any Person who would have owned shares of Capital Stock but for the transfer of such shares of Capital Stock to a Trust pursuant to the provisions of Section 2.1(b) of this Article XII, shall immediately give written notice to this corporation of such event, or in the case of such a proposed or attempted transaction or Event, give at least 15 days’ prior written notice, and shall provide to this corporation such other information as this corporation may request in order to determine the effect, if any, of such Transfer on this corporation’s status as a REIT.

2.4 Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a) every Beneficial Owner of five percent (or such other lower percentage as required by the Code or the Treasury Regulations) or more of the outstanding number or value of shares of any class or series of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to this corporation stating the name and address of such Beneficial Owner, the number of shares of Capital Stock Beneficially Owned by such Beneficial Owner and a description of the manner in which such shares of Capital Stock are held. Each such Beneficial Owner shall provide to this corporation such additional information as this corporation may request in order to determine the effect, if any, of such Beneficial Ownership on this corporation’s status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit; and

(b) each Person who is a Beneficial Owner or Constructive Owner of any shares of Capital Stock, and each Person (including, without limitation, the shareholder of record) who is holding any shares of Capital Stock for a Beneficial Owner or Constructive Owner, shall provide to this corporation such information as this corporation may request, in good faith, in order to determine this corporation’s status as a REIT or for other tax or compliance reasons.

2.5 Remedies Not Limited. Except as set forth in Section 4 of this Article XII, nothing contained in this Article XII shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect this corporation and the interests of its shareholders in preserving this corporation’s status as a REIT, including, without limitation, by lowering the Aggregate Stock Ownership Limit.

2.6 Ambiguity. In the case of an ambiguity in the interpretation or application of any of the provisions of this Article XII, including, without limitation, any definition contained in Section 1 of this Article XII, the Board of Directors shall have the power to determine the application of the provisions of this Article XII with respect to any situation based on the facts known to it. In the event that this Article XII requires any action by the Board of Directors and these Articles of Incorporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken. Any reference in this Article XII to the Board of Directors includes any duly authorized committee thereof.

2.7 Exceptions and Modifications.

(a) The Board of Directors, subject to such terms, conditions, representations and undertakings as it deems appropriate, may, in its sole discretion, (i) exempt a Person (prospectively or retroactively) from the application of any of the provisions of Section 2.1(a) of this Article XII or (ii) establish an Excepted Holder Limit applicable to such Person; in each case, if such exception does not (A) result in this corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (B) cause the Capital Stock to be beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), or (C) otherwise cause this corporation to fail to qualify as a REIT. Any Excepted Holder must agree to comply with any requirements established by the Board of Directors. Any violation or deemed violation of any such terms, conditions, representations or undertakings (or other action that is contrary to the restrictions contained in Sections 2.1 through 2.6 of this Article XII) will result in such Person, and any shares of Capital Stock that such Person may Beneficially Own or Constructively Own, or in which it may otherwise hold any direct or indirect interest, being subject to the provisions of Section 2.1(b) of this Article XII.

(b) The Board of Directors may, in its sole discretion, increase (i) the Excepted Holder Limit then applicable to one or more Excepted Holders or (B) the Aggregate Stock

Ownership Limit; in each case, if such increase does not (A) result in this corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of the taxable year), (B) cause the Capital Stock to be beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code), or (C) otherwise cause this corporation to fail to qualify as a REIT.

(c) The Board of Directors may, in its sole discretion, reduce (i) the Excepted Holder Limit then applicable to one or more Excepted Holders, but in no case shall the Board of Directors reduce the Excepted Holder Limit with respect to any class or series of Capital Stock to a percentage less than the Aggregate Stock Ownership Limit that is then applicable, or (ii) the Aggregate Stock Ownership Limit.

(d) Prior to granting any exception pursuant to any provision of Section 2.7 of this Article XII, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable

2.8 Written Notice or Legend.

(a) Except as provided in the next sentence, within a reasonable time after the issuance or transfer of uncertificated stock of this corporation, this corporation shall send or cause to be sent to the registered owner thereof a written notice stating substantially the following:

“The shares held in book-entry form evidenced by this statement are subject to certain ownership limitations and restrictions on transfer, as provided in the Articles of Incorporation of this corporation, and subject to such terms, conditions and exceptions as set forth therein. A copy of the Articles of Incorporation of this corporation may be obtained from this corporation without charge. A violation of these provisions could result in the shares evidenced by this statement being transferred to a trust for the benefit of a charitable beneficiary, or in a purported sale or other transfer of these shares being void.”

Instead of the foregoing statement, the written notice may state that this corporation will furnish a full statement about certain restrictions on ownership and transferability to a shareholder on request and without charge.

(b) Except as provided in the next sentence, each certificate issued after the Initial Date for shares of Capital Stock will bear substantially the following legend, or such other form of legend as determined by the Board of Directors:

“The shares represented by this certificate are subject to certain ownership limitations and restrictions on transfer, as provided in the Articles of Incorporation of this corporation, and subject to such terms, conditions and exceptions as set forth therein. A copy of the Articles of Incorporation of this corporation may be obtained from this corporation without charge. A violation of these provisions could result in the shares represented hereby being transferred to a trust for the benefit of a charitable beneficiary, or in a purported sale or other transfer of these shares being void.”

Instead of the foregoing legend, the certificate may state that this corporation will furnish a full statement about certain restrictions on ownership and transferability to a shareholder on request and without charge.

3. TRANSFER OF CAPITAL STOCK IN TRUST.

3.1 Ownership in Trust. Upon any purported Transfer or Event described in Section 2.1(b) of this Article XII that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to a Trustee, as trustee of such Trust, for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Event that results in the transfer to the Trust pursuant to Section 2.1(b) of this Article XII. The Trustee shall be appointed by the Board of Directors and must be a Person unaffiliated with this corporation and the applicable Prohibited Owner. Each Charitable Beneficiary will be designated by the Board of Directors as provided in Section 3.6 of this Article XII. Any failure by the Board of Directors to so designate a Charitable Beneficiary will not affect the transfer of the shares of Capital Stock to the Trust.

3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock. The Prohibited Owner shall have no rights in the shares of Capital Stock held by the Trustee. Except to the extent expressly provided herein, the Prohibited Owner shall not benefit economically from ownership of any shares of Capital Stock held in the Trust by the Trustee, shall have no rights to dividends or other distributions in respect of any shares of Capital Stock held in the Trust by the Trustee, and shall not possess any rights to vote or other rights attributable to the shares of Capital Stock held in the Trust by the Trustee.

3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by this corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to the laws of the state of Washington, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee’s sole discretion) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by this corporation that the shares of Capital Stock have been transferred to the Trustee for the benefit of the Charitable Beneficiary; provided, however, that if this corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article XII, until this corporation has received notification that shares of Capital Stock have been transferred into a Trust, this corporation shall be entitled to rely on its share transfer and other shareholder records for purposes of preparing lists of shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of shareholders.

3.4 Sale of Shares by Trustee. Within 90 days of receiving notice from this corporation that shares of Capital Stock have been transferred to the Trust, but in an orderly fashion so as to not materially adversely affect the trading price of the same class or series of such shares of Capital Stock, the Trustee of the Trust shall sell such shares of Capital Stock held in the Trust to a Person, designated by the Trustee, whose ownership of such shares of Capital Stock will not violate any of the ownership restrictions set forth in Section 2.1(a) of this Article XII. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 3.4 of this Article XII. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares of Capital Stock (or, in the case the Prohibited Owner did not give value for the shares of Capital Stock in connection with the Transfer or Event causing such shares of Capital Stock to be held in a Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of such shares of Capital Stock on the day of the Transfer or Event that caused such shares of Capital Stock to be held in the Trust) and (2) the price per share received by the Trustee (net any commissions and other expenses of sale) from the sale of such shares of Capital Stock or other disposition of such shares of Capital Stock held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by this corporation that shares of Capital Stock have been transferred to the Trustee, such shares of Capital Stock are sold by a Prohibited Owner, then (i) such shares of Capital Stock shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares of Capital Stock that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 3.4, such excess shall be paid to the Trustee upon demand.

3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to this corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case the Prohibited Owner did not give value for such shares of Capital Stock in connection with the Transfer or Event causing such shares of Capital Stock to be held in a Trust (e.g., in the case of a gift, devise or other similar transaction), the Market Price of such shares of Capital Stock on the day of the Transfer or Event that caused such shares of Capital Stock to be held in a Trust) and (ii) the Market Price on the date that this corporation, or its designee, accepts such offer. The Corporation has the right to accept such offer until the Trustee has sold the shares of Capital Stock held in the Trust pursuant to Section 3.4 of this Article XII. Upon such a sale to this corporation, the interest of the Charitable Beneficiary in the shares of Capital Stock sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and the Charitable Beneficiary in the manner provided in Section 3.4 of this Article XII.

3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Board of Directors shall, in its sole discretion, designate one or more organizations to be the Charitable Beneficiary of the interest in any Trust created pursuant to this Section 3 of this Article XII, such that the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 2.1(a) of this Article XII in the hands of such Charitable Beneficiary. Any such organization designated as a Charitable Beneficiary by the Board of Directors pursuant to this Section 3.6 of this Article XII must be described in Section 501(c)(3) of the Code and contributions to such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

4. NYSE TRANSACTIONS. Nothing in this Article XII shall preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article XII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article XII.

5. ENFORCEMENT. The Corporation is authorized specifically to seek equitable relief, including, without limitation, injunctive relief, to enforce the provisions of this Article XII.

6. NON-WAIVER. No delay or failure on the part of this corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of this corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

7. Severability. If any provision of this Article XII or any application of such provision is determined to be invalid by any court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.